Exhibit 4.1

THIRD AMENDMENT TO TAX BENEFIT RIGHTS AGREEMENT

THIS THIRD AMENDMENT TO TAX BENEFIT RIGHTS AGREEMENT (this “Third Amendment”) is made as of the 24th day of May, 2021, by and between MMA CAPITAL HOLDINGS, INC., a Delaware corporation (f/k/a MMA Capital Management, LLC, a Delaware limited liability company) (the “Company”), and BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Tax Benefit Rights Agreement dated as of May 5, 2015, as amended by that certain First Amendment thereto dated January 1, 2019, and as further amended by that certain Second Amendment thereto dated March 12, 2020 (the “Agreement”), adopted by the Company for the purpose of protecting its net operating losses and certain other tax benefits;

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of May 24, 2021, (the “Merger Agreement”), among the Company, FP Acquisition Parent, LLC, a Delaware limited liability company (“Parent”), and FP Acquisition Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company and the separate corporate existence of the Company will cease, and Merger Sub will be the surviving entity in the Merger (as defined in the Merger Agreement) and will remain a wholly-owned subsidiary of Parent; and

WHEREAS, by virtue of the Merger (as defined in the Merger Agreement), each issued and outstanding share of Company Common Stock (other than (i) Common Appraisal Shares (as defined in the Merger Agreement) to be treated in accordance with Section 2.4 of the Merger Agreement and (ii) shares of Company Common Stock to be canceled in accordance with Section 2.1(b) of the Merger Agreement or converted in accordance with Section 2.1(c) of the Merger Agreement) and each deferred share of Company Common Stock reserved for the account of any Company director shall be converted automatically into and shall thereafter represent only the right to receive the Merger Consideration (as defined in the Merger Agreement), all pursuant to and in accordance with the Merger Agreement; and

WHEREAS, Section 27 of the Agreement provides, among other things, that, prior to the Distribution Date (as defined in the Agreement), the Company and the Rights Agent may from time to time supplement or amend the Agreement in any respect without the approval of any holders of Rights (as defined in the Agreement);

WHEREAS, no Distribution Date has occurred on or prior to the date hereof;

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is in the best interests of the Company and its shareholders to amend the Agreement such that the Agreement is rendered inapplicable to the Merger Agreement and the Voting Agreements (as defined in the Merger Agreement), the approval, adoption, execution, delivery and/or amendment of the Merger Agreement and the Voting Agreements, the public announcement and/or disclosure by any person of the Merger Agreement or any of the transactions contemplated thereby, including, without limitation, the Merger, or the Voting Agreements or any of the transactions contemplated thereby, and the performance and/or consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, or by the Voting Agreements, in each case as set forth herein; and

WHEREAS, pursuant to Section 27 of the Agreement, the Company has delivered to the Rights Agent an officer’s certificate stating that this Third Amendment is in compliance with the terms of Section 27 of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.              Definitions. Capitalized terms not otherwise defined herein shall have the meanings given them in the Agreement.

2.             Amendments to Section 1.

(a)       The definition of “Acquiring Person” in Section 1 of the Agreement is hereby amended by adding the following sentence as the last sentence thereof:

“Notwithstanding the foregoing, neither FP Acquisition Parent, LLC, a Delaware limited liability company (“Parent”), nor FP Acquisition Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), nor any of their respective Affiliates or Associates, either individually or together, shall be deemed to be or become an Acquiring Person solely by virtue of, or as a result of, (i) the approval, adoption, execution, delivery, and/or amendment of the Merger Agreement or the Voting Agreements (as defined in the Merger Agreement); (ii) the public announcement and/or public disclosure by any Person of the Merger Agreement or any of the transactions contemplated thereby, including, but not limited to, the Merger (as defined in the Merger Agreement) or the Voting Agreements or any of the transactions contemplated thereby; and (iii) the performance and/or consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, or by the Voting Agreements (the foregoing actions being referred to as the “Permitted Events”).”

(b)       The definition of “Beneficial Owner” in Section 1 of the Agreement is hereby amended by adding the following sentence as the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub, nor any of their respective Affiliates or Associates, either individually or together, shall be deemed to be or become a “Beneficial Owner” of, have “Beneficial Ownership” of or to “beneficially own” any shares of Company Common Stock or other securities of the Company solely by virtue of, or as a result of, any Permitted Event.”

(c)       The definition of “Distribution Date” in Section 3(a) of the Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

(d)       Section 1 of the Agreement is hereby amended by adding the following definition thereto in its alphabetically determined location:

““Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of May __, 2021, by and among FP Acquisition Parent, LLC, a Delaware limited liability company, FP Acquisition Merger Sub, LLC, a Delaware limited liability company, and the Company.”

(e)       The definition of “Stock Acquisition Date” in Section 1 of the Agreement is hereby amended by adding the following proviso at the end thereof:

“; provided, further, that notwithstanding anything in this Agreement to the contrary, in no event shall a Stock Acquisition Date occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

3.               Amendment to Section 7(a). Section 7(a) of the Agreement is hereby deleted in its entirety and restated to read as follows:

“Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a)) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or, if applicable, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on May 5, 2023 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which such Rights are exchanged pursuant to Section 24, (iv) the Close of Business on any date set by the Board of Directors following a determination by the Board that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits, (v) the Close of Business on the first day of a taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward, and (vi) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur (the earliest of (i), (ii), (iii), (iv), (v) and (vi) being herein referred to as the “Expiration Date”).

4.               Amendment to Section 30. Section 30 of the Agreement is amended to add the following sentence at the end of such section:

“Nothing in this Agreement shall be construed to give any registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) or any Person any legal or equitable right, remedy or claim under this Agreement solely by virtue of, or as a result of, any Permitted Event.”

5.               Termination of Merger Agreement. If for any reason the Merger Agreement is terminated prior to the consummation of the Merger, then this Third Amendment shall automatically terminate and shall be of no further force or effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Third Amendment. The Company shall promptly notify the Rights Agent in writing if the Merger Agreement is terminated prior to the consummation of the Merger.

6.               Effectiveness. This Third Amendment shall be deemed effective as of immediately prior to the effectiveness of the Merger Agreement. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

7.               Severability. If any term, provision, covenant or restriction of this Third Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Third Amendment and of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.               Governing Law. This Third Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State other than its conflict-of-law principles.

9.               Binding Effect. This Third Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

10.              Counterparts. This Third Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(Signatures appear on following page)

IN WITNESS WHEREOF, the undersigned have duly executed this Third Amendment effective as of the date and year first above written.

ATTEST:		MMA CAPITAL HOLDINGS, INC.

By:	/s/ J. Brooks Martin	By:	/s/ Gary A. Mentesana
Name:	J. Brooks Martin		Gary A. Mentesana
	Secretary		Chief Executive Officer and President

ATTEST:		BROADRIDGE CORPORATE ISSUER
SOLUTIONS, INC.

By:	/s/ Adam Keith	By:	/s/ John P. Dunn
Name:	Adam Keith	Name:	John P. Dunn
Title:	VP - Corporate Counsel	Title:	SVP